EXHIBIT 99.1

Jan. 5, 2004

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin or Jennifer Rosser
(713) 507-6466

DYNEGY ANNOUNCES TERMINATION OF

BATESVILLE TOLLING ARRANGEMENT

HOUSTON (Jan. 5, 2004)—Dynegy Inc. (NYSE: DYN) today announced that it has reached an agreement with Virginia Electric and Power Company, a subsidiary of Dominion Resources Inc. (NYSE: D), to terminate a wholesale power tolling contract totaling approximately 110 megawatts. Under the terms of the agreement, which became effective on Dec. 29, 2003, Dynegy paid Virginia Power $34 million to end the arrangement. As a result, Dynegy eliminated approximately $63 million in future capacity payments as well as collateral obligations of $12.5 million.

The contract, which was entered into in 2000, called for Virginia Power to buy the electricity produced at a Batesville, Miss. power generating station and sell the output to Dynegy through May 2010. Dynegy announced in October 2002 its intent to exit the third-party marketing and trading business. Consistent with this goal, Dynegy has since reached agreements to terminate four of eight tolling arrangements.

Dynegy will record a fourth quarter pre-tax charge of $34 million (approximately $22 million after-tax) in its customer risk management segment associated with this termination.

“The termination of the Batesville contract met our goal of eliminating at least half our tolls prior to the end of 2003,” said Bruce A. Williamson, president and chief executive officer of Dynegy Inc. “It adds to the progress Dynegy has made in exiting tolling arrangements, which

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DYNEGY ANNOUNCES TERMINATION OF

BATESVILLE TOLLING ARRANGEMENT

represent the most significant portion of the company’s remaining third-party marketing and trading business. Our commitment is to continue to evaluate the remaining tolling arrangements on an individual basis, while maintaining our focus on liquidity and our operating energy businesses.”

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling approximately 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly Dynegy’s ongoing evaluation of its four remaining tolling arrangements and its ability to restructure or terminate any such arrangement. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include changes in commodity prices, particularly for power and natural gas, and the willingness of Dynegy’s counterparties to agree to any such restructuring or termination. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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